EXHIBIT 99.1

PRESS RELEASE

Date: November 2, 2023

Cadiz Signs Agreement with San Bernardino County and Water Project Agencies to Reserve Water Supply for Desert Communities

CADIZ, CALIFORNIA (11.2.23) - Cadiz, Inc. (NASDAQ: CDZI/CDZIP) announced today that the Company entered into a binding agreement with San Bernardino County, Santa Margarita Water District (“SMWD”) and Fenner Gap Mutual Water Company to provide priority rights to water supply from the Cadiz Water Conservation and Storage Project (“Cadiz Project”) to public water systems serving San Bernardino County communities.

The new agreement, approved first by the San Bernardino County Board of Supervisors on October 24, 2023, amends the 2012 Memorandum of Understanding (“MOU”) between Cadiz, the County and SMWD governing groundwater management for the Cadiz Project in the eastern Mojave Desert. The MOU amendment requires Cadiz to offer binding agreements for water supply from the Cadiz Project to public water systems serving San Bernardino County residents prior to exporting water for beneficial use outside of San Bernardino County.

Additionally, the MOU amendment dedicates 25,000 acre-feet of water supply from the Cadiz Project to disadvantaged communities in the Mojave River region or any other County community expressing a need for new, long-term water supply.  As of this date, the Company is aware of five public water systems serving cities in San Bernardino County that have expressed intent to receive water supply from the Cadiz Project.

The MOU amendment, which was approved by all parties to the MOU as of November 1, 2023, will have no effect on existing binding agreements for water supply from the Cadiz Project.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access.

For more information, please visit www.cadizinc.com.

Contact:

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.